William Sperry
SVP & Chief Financial Officer

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
Tel. (475) 882-4100

February 11, 2013

Joseph Capozzoli
22 Berkshire Crossing
Avon, CT 06001

Dear Joseph:

I am pleased to confirm my offer to you to join Hubbell Incorporated as Vice President and Corporate Controller, reporting to me. Your starting base salary will be at the annual rate of $250,000 payable semi-monthly ($10,416 per pay period). We normally review base salaries annually with future increases dependent upon performance and assigned responsibilities.

•	As an executive officer, you will be eligible for our discretionary annual short-term incentive award program. Short-term incentive awards are determined by the Compensation Committee of the Board of Directors and are based upon Company performance relative to a set of pre-established criteria. Depending on performance, you are eligible to earn up to 200% of your short-term incentive award target percentage. Your short-term incentive award target percentage is 50% of your base salary. Short-term incentive awards are typically paid in February for performance during the prior calendar year. You will be eligible for a 2013 short-term incentive award for the full 2013 calendar year.

•	You will be eligible for a one time grant of $150,000 of restricted stock off cycle as part of our 2013 grant of Long-term Incentive Compensation. Additionally, beginning in December 2013 you will receive a grant consistent with our Long-term incentive program. Grant recommendations will reflect your participation at levels commensurate with your position and performance. However, under our current Incentive Award Plan approved by our shareholders, you could receive a different mix of long-term awards (e.g. restricted stock, performance units, etc.). In the event we use a different long-term compensation mix, you will receive such mix as reflects the conversion rate(s) that are applied to other Company senior executives. Our customary vesting schedule for our Long-term incentive program is three year proportional vesting with the final third of the grant vesting on the third anniversary date of the grant.

•	You will also receive a signing bonus of $200,000, to be paid in two separate payments, half within the first 30 days of employment and the second half on your first anniversary of hire. All sign-on payments will be paid less applicable taxes. Your signing bonus is subject to our repayment provisions should you resign from employment.

•	You will be eligible to participate in our benefit program for salaried employees, the first day of the month following a thirty (30) day waiting period, upon joining Hubbell. These programs include: medical, dental, personal life, dependent life, personal accident, and long term disability coverages, plus the Hubbell Incorporated Employee Savings and Investment Plan, a 401(k) savings and investment plan which includes a 50% employer match for every dollar that you contribute up to 6%. In addition, this plan includes an annual Company discretionary profit sharing contribution. In 2011, this contribution was 4% of pensionable earnings.

•	You are also eligible to participate in the non-qualified Hubbell Incorporated Executive Deferred Compensation Plan. This plan allows you to defer up to 50% of your annual bonus on a tax-deferred basis.

•	We offer an executive physical through the Princeton Longevity Center on an annual basis.

•	Executive Disability Income Insurance is offered as supplemental disability income insurance to our executive population to compliment Hubbell’s group long-term disability plan.

•	We will also be recommending to the Board its approval of your entry into a change in control severance agreement with the Company which, in the event of your termination of employment within two years of a change in control, provides cash severance in an amount equal to two (2) times the sum of your annual base salary and average short-term incentive award paid to you in the three years preceding the change of control, plus a pro-rated portion of your annual short-term incentive award target for the year in which termination occurs, and other continued benefits.

•	A Company automobile will also be provided to you per our policy valued at $43,500, and financial planning services valued at approximately $12,000 per year.

•	You will be entitled to four weeks of vacation per calendar year, prorated for the year 2013.

•	You are also eligible to participate in the Harvey Hubbell Foundation Matching Gifts Program which will match up to $4,000 to any qualified educational Institution per year.

•	While certainly not anticipated, should a Company initiated separation of employment take place within the first year of your employment date, you will be entitled to certain benefits under the Company’s general severance policy including salary and benefit continuation for a period of 26 weeks, a prorated portion of your short-term incentive award and outplacement services. This payment will not be made, however, should termination be for cause.

As you might expect, our offer is contingent upon a full reference and background check to our satisfaction, passing a routine physical examination and drug screening. We will contact you in the near future to schedule this. Pending the outcome of these contingencies, we anticipate a start date for you of April 1, 2013.

I am confident that your move to Hubbell will be mutually rewarding. I look forward to the opportunity of working with you.

Sincerely,

/s/ William R. Sperry
Senior Vice President and Chief Financial Officer

Agreed and Accepted

/s/ Joseph Capozzoli Date: 2/15/2013